This business combination involves the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

This document has been translated from part of the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. The Company assumes no responsibility for this translation or for direct, indirect or any other forms of damage arising from the translation.

2012 BUSINESS REPORT
From April 1, 2011 to March 31, 2012

Reference Documentation for
Notice of the 9th Ordinary General Shareholders’ Meeting

HAZAMA CORPORATION
(Securities Code 1719)

Contents

Message to Our Shareholders			2
(Reference Documentation for Notice of the 9th Ordinary General Shareholders’ Meeting)
Business Report
1.	Overview of the Company Group
	(1)	Business progress and results	3
	(2)	Status of capital expenditures, etc	4
	(3)	Status of financing	4
	(4)	Trends in assets and earnings	4
	(5)	Issues to be addressed	5
	(6)	Status of significant parent company and subsidiaries	5
	(7)	Principal business	5
	(8)	Principal business locations	5
	(9)	Status of employees	6
	(10)	Major creditors	6
	(11)	Other important matters regarding the current state of the Company Group	6
2.	Shares of the Company		7
3.	Share Subscription Rights of the Company		10
4.	Company Officers		12
5.	Accounting Auditor		14
6.	Company’s Systems to Ensure Proper Operation		15
7.	Basic Policy Regarding the Company’s Control		17
8.	Policy for determining the dividend distribution of surplus, etc		17
Consolidated Financial Statements
	Consolidated Balance Sheet		18
	Consolidated Statement of Income		19
	Consolidated Statement of Changes in Net Assets		20
	Notes to Consolidated Financial Statements		21
Non-Consolidated Financial Statements
	Non-Consolidated Balance Sheet		28
	Non-Consolidated Statement of Income		29
	Non-Consolidated Statement of Changes in Net Assets		30
	Notes to Non-Consolidated Financial Statements		31
Transcript of Independent Auditor’s Report on Consolidated Financial Statements			36
Transcript of Independent Auditor’s Report on Non-Consolidated Financial Statements			38
Transcript of the Board of Corporate Auditors’ Audit Report			40

Message to Our Shareholders

As always, we thank you, our shareholders, for your kind patronage.

In this report, we provide an overview of our business during the Hazama Group’s 9th fiscal year (from April 1, 2011 to March 31, 2012). Revenues declined during the subject fiscal year from the previous year due to a fall in construction projects on hand at the beginning of the subject fiscal year. However, our profits managed to surpass the previous fiscal year’s results due to enhanced profitability of civil engineering works and the effects of cost cutting. In addition, increases in the number of orders received for domestic civil engineering works and construction works overseas led to an improvement from the previous fiscal year’s results.
In light of the results, we will propose at our General Shareholders’ Meeting a dividend on common stock of ¥1.5 per share for the 9th fiscal year, which would be the first such allocation in three fiscal years, the last time being in the fiscal year ended March 31, 2009.
As for the business environment ahead, domestic private construction investment turned sluggish and the situation remains severe, despite the fact that reconstruction work from the earthquake disaster continues in full swing. Yet we continue to seek your guidance and encouragement as we mobilize all of our efforts to meet the expectations of you, the shareholders, through consistent dividends and realizing a greater return of profits to our stakeholders, together with solidifying our foundation for long-term growth.

Toshio Ono
President & Representative Director
June 2012

(REFERENCE DOCUMENTATION FOR NOTICE OF THE 9TH ORDINARY GENERAL SHAREHOLDERS’ MEETING)

Business Report (From April 1, 2011 to March 31, 2012)

1.      Overview of the Company Group

(1)	Business progress and results

The Japanese economy remained weak during the subject fiscal year due to the impact of the Great East Japan Earthquake and the appreciation of the yen. However, there were moderate trends toward recovery in mining and industrial production and in business sentiment among companies. While we expect positive effects from policy measures such as a supplementary budget, the outlook is still uncertain because downside risks to the economy linger due to higher oil prices, a prolonged problem over electricity supply, Europe’s financial instability, and so on.
In the Hazama Group’s main business of construction, restoration- and reconstruction-related businesses, such as disaster waste disposal and decontamination businesses in the disaster areas, have made solid progress, whereas domestic private-sector construction investment is weak. Further, a shortage of skilled construction labor continues to worsen and the business environment remains harsh.
Under these circumstances, orders increased ¥35.0 billion (24.8%) from the previous year to ¥176.7 billion, due to overseas construction orders from Japanese companies, which remained strong and domestic civil engineering work increased year on year both in the government and private sectors.
Revenues decreased by ¥14.6 billion year on year overall stemming from the decline in the civil engineering and building construction segments as the construction works on hand at the beginning of the subject fiscal year declined. Yet in terms of earnings, net income increased by ¥0.2 billion, due to a decline in profitability from building construction work hit by harsher competition for orders was offset by improved profitability in domestic civil engineering works and cuts made in selling, general and administrative expenses.
Considering these circumstances, for the fiscal year ended March 31, 2012, the Company recorded consolidated revenues of ¥182.0 billion, operating income of ¥5.9 billion, ordinary income of ¥4.7 billion and net income of ¥1.7 billion.

The overview of each business division of the Hazama Group is as follows:
(Civil engineering)
Civil engineering orders amounted to ¥87.2 billion, comprising 69.8% from government sector, 30.2% from private sector and 7.2% of the total orders from overseas.　A major order received during the fiscal year is the “Fiscal Year 2011 environment disaster No.1-262 Disaster waste disposal operation (Watari Natori Block (Iwanuma disposal area))” in Miyagi Prefecture.  Total civil engineering revenue was ¥81.2 billion for completed construction and operating income was ¥6.7 billion.　A major completed construction was “Nagai Dam Construction of Body Phase 1 Work” project of Tohoku Regional Bureau Ministry of Land, Infrastructure and Transport.

(Building construction)
Building construction orders amounted to ¥89.5 billion, comprising 4.5% from government sector, 95.5% from private sector and 18.6% of the total orders from overseas. A major order received is Social Medical Corporation Meiwakai “Construction and renovation of Nakadori Sogo Hospital.” Total building construction revenue was ¥84.7 billion for completed construction and operating loss was ¥0.1 billion. A major completed construction was Tokyo Meiraku Co., Ltd., “Fiscal Year 2011 Tokyo Meiraku Chiba Factory Expansion Project.”

As described above, the Company’s total orders received for the construction business of civil engineering and building construction were ¥176.7 billion, comprising 36.7% from government sector, 63.3% from private sector and 13.0% of the total orders from overseas. Further, the amount of completed construction was ¥165.9 billion and operating income was ¥6.6 billion.
(Note) Orders received and their breakdowns are stated on a non-consolidated basis.

(Consolidated subsidiaries)
Revenue from consolidated subsidiaries was ¥14.8 billion and operating income was ¥0.6 billion. Revenue was mainly derived from sales and leases of construction materials.

(Other)
Revenue was ¥1.2 billion and operating income was ¥0.1 billion. The revenue was mainly derived from entrusted services of investigation and research.

Orders received, revenue and amount carried forward by division for the subject fiscal year (Non-consolidated basis)
(Unit: Millions of yen)
Category	Amount carried forward from the previous fiscal year	Orders received for the subject fiscal year	Revenue for the subject fiscal year	Amount carried forward to the next fiscal year
Civil engineering	(107,382) 107,268	87,212	81,202	113,277
Building construction	(58,886) 58,711	89,513	84,770	63,453
Sub-total	(166,268) 165,979	176,725	165,973	176,731
Other revenue	–	–	1,263	–
Total	(166,268) 165,979	176,725	167,236	176,731
(Notes)	1.
The amount displayed in the upper parenthesis in the column of amount carried forward from the previous fiscal year represents the amount carried forward at the end of the previous fiscal year, and the amount in the lower parenthesis is the adjusted amount of overseas construction which is subject to foreign exchange fluctuation.

2.	As for other revenue, no figures are stated except for revenue because it is not in the form of production on orders received.

(2)	Status of capital expenditures, etc.

Total capital expenditures during the subject fiscal year were ¥0.3 billion. It is broken down into civil engineering and building construction of ¥0.1 billion and consolidated subsidiaries of ¥0.1 billion. Of these, a major capital expenditure was purchase of machinery for construction, etc.

(3)	Status of financing

There were no financing arrangements during the subject fiscal year requiring specific disclosure.

(4)	Trends in assets and earnings
Category	Unit	The 6th fiscal year (From April 1, 2008 to March 31, 2009)	The 7th fiscal year (From April 1, 2009 to March 31, 2010)	The 8th fiscal year (From April 1, 2010 to March 31, 2011)	The 9th fiscal year (The subject fiscal year) (From April 1, 2011 to March 31, 2012)
Revenues	Millions of yen	224,276	191,877	196,701	182,049
Net income	Millions of yen	1,002	(1,743)	1,560	1,766
Net income per share	Yen	7.07	(20.45)	13.16	15.38
Total assets	Millions of yen	157,743	138,358	141,150	133,176
Net assets	Millions of yen	30,286	28,374	29,065	30,557
(Notes)	1.	Amount of orders received is not stated as some subsidiaries are not in the form of production on orders received.
2.	Net income per share is calculated as follows.
Net income per share =	(Net income on the statement of operations – Dividends for preferred stock)
(Average number of common stock during the fiscal year – Average number of treasury stock in common stock)

(5)	Issues to be addressed

In the construction industry, the public-sector construction investment is expected to be steady with the execution of a supplementary budget. However, there are concerns over sluggish private-sector construction investment due to the economic downturn, harsher competition for orders and higher construction costs due to increasing labor costs, and the outlook remains uncertain.

The Company drew up the new “Hazama 4th Medium-Term Plan” in March 2010 with the theme of “Valuable Creation of Hazama.” Also, the Company has established a business foundation capable of responding to further changes in the business environment, and implemented new measures for the future. Certain achievements were made as a result. Although fiscal year 2012 is the plan’s final year, the Company will continue to grasp immediately and accurately, the impact that the issues to be addressed will have on the construction industry and the Company’s management; reflect them flexibly into the measures together with the restoration- and reconstruction-related businesses; and solidify the business foundation for long-term growth.

(6)	Status of significant parent company and subsidiaries

1)	Relationship with the parent company
Not applicable.

2)	Significant subsidiaries
Company name	Capital (Millions of yen)	The Company’s ownership of voting rights (%)	Main business
Hazama Kogyo Co., Ltd.	152.5	100	Sales and lease of construction materials
Aoyama Kiko Co., Ltd.	80	100	Foundation work including ground anchor and pile foundation
(Note)	The capital is the amount as of March 31, 2012.

3)	Status of technical alliance, etc.
–	A business alliance including technical collaboration is formed with Seibu Construction Co., Ltd.
–	A capital alliance including technical collaboration is formed with Ando Corporation.

(7)	Principal business (As of March 31, 2012)

The Hazama Group is mainly engaged in construction businesses (civil engineering and building construction) and undertakes other business activities related to each business.  The Company is a special constructor “(Special-20) No. 20330” licensed by the Minister of Land, Infrastructure, Transport and Tourism and undertakes civil engineering, building construction and related businesses.

(8)	Principal business locations (As of March 31, 2012)

1)	The Company
Head Office	2-5, Toranomon 2-chome, Minato-ku, Tokyo, Japan
Branch Offices	Sapporo (Sapporo City)
Tohoku (Sendai City)
Hokuriku (Niigata City)
Kanto Civil Engineering (Minato-ku, Tokyo)
Tokyo Building Construction (Minato-ku, Tokyo)
Nagoya (Nagoya City)
Osaka (Osaka City)
Shikoku (Takamatsu City)
Hiroshima (Hiroshima City)
Kyushu (Fukuoka City)
International Division (Minato-ku, Tokyo)

Technical Research Institute	(Tsukuba City, Ibaraki Prefecture)
Overseas sales network	Ho Chi Minh City, Hanoi, Jakarta, Kuala Lumpur, Kathmandu, Bangkok, Phnom Penh, Vientiane, Yangon, Mexico City, Ohio, Tegucigalpa, Lima, Manila, Istanbul

2)	Subsidiaries
Hazama Kogyo Co., Ltd.	Koto-ku, Tokyo
Aoyama Kiko Co., Ltd.	Kitamoto City, Saitama Prefecture
(Note)	Aoyama Kiko Co., Ltd. relocated its head office to Kitamoto City, Saitama Prefecture as of March 1, 2012.

(9)	Status of employees (As of March 31, 2012)

1)	Status of employees of the Company Group (Full-time employee base)
Business category	Number of employees	Change from the previous fiscal year-end
Civil engineering	1,033	23
Building construction	932	(5)
Consolidated subsidiaries	224	(28)
Corporate (common)	74	(9)
Total	2,263	(19)
(Note)	Corporate (common) represents the employees of the management divisions including the Company’s general affairs and accounting, etc.

2)	Status of employees of the Company (Full-time employee base)
Number of employees	Change from the previous fiscal year-end	Average age	Average years of service
2,039	9	44.5	18.9 years
(Note)	The average years of service include the years of service with the former Hazama Corporation.

(10)	Major creditors (As of March 31, 2012)
(Millions of yen)
Creditors	Balance of borrowings
Mizuho Corporate Bank, Ltd.	6,305
Mitsubishi UFJ Trust and Banking Corporation	2,203
Mizuho Trust & Banking Co., Ltd.	1,474
Shinkin Central Bank	1,200
The Sumitomo Trust and Banking Company, Limited	960
(Notes)	1.	For the balance of borrowings as of March 31, 2012, the top five financial institutions are stated.
2.
The Sumitomo Trust and Banking Company, Limited merged with The Chuo Mitsui Trust and Banking Company, Limited and Chuo Mitsui Asset Trust and Banking Company, Limited on April 1, 2012 to become Sumitomo Mitsui Trust Bank, Limited.

(11)	Other important matters regarding the current state of the Company Group

There is no significant matter to disclose.

2.      Shares of the Company (As of March 31, 2012)

(1)	Total number of shares authorized to be issued

Common stock	397,250,000 shares
Class I preferred stock	750,000 shares
Class II preferred stock	875,000 shares
Class III preferred stock	875,000 shares
Class IV preferred stock	250,000 shares

(2)	Total number of outstanding shares

Common stock	100,000,000 shares
(including 1,076,624 shares of treasury stock)
Class I preferred stock	750,000 shares
Class II preferred stock	875,000 shares
Class III preferred stock	875,000 shares
Class IV preferred stock	250,000 shares

(3)	Number of unit share	100 shares

(4)	Number of shareholders at the end of the subject fiscal year

Common stock	32,970 persons
Class I preferred stock	2 persons
Class II preferred stock	2 persons
Class III preferred stock	2 persons
Class IV preferred stock	1 person

(5)	Major shareholders (Top ten shareholders)
Shareholder name	Number of shares (Thousands of shares)						Shareholding ratio (%)
	Common stock	Preferred stock				Total
		Class I	Class II	Class III	Class IV
Japan Trustee Services Bank, Ltd.	11,389					11,389	11.20
Ando Corporation	10,000				250	10,250	10.08
Mizuho Corporate Bank, Ltd.	4,406	375	437.5	750		5,969	5.87
Hazama Group Customers’ Shareholding Association	4,217					4,217	4.15
Mitsubishi UFJ Trust and Banking Corporation	2,404	375	437.5	125		3,342	3.29
The Master Trust Bank of Japan, Ltd.	3,318					3,318	3.26
Asahi Mutual Life Insurance Company	2,548					2,548	2.51
Hazama Group Employee’s Shareholding Association	2,118					2,118	2.08
Seibu Construction Co., Ltd.	1,190					1,190	1.17
Morgan Stanley & Co. LLC	734					734	0.72

(Notes)	1.	The Company owns 1,076,624 shares of treasury stock, which are excluded from the major shareholders above.
2.	Treasury stock is excluded in the calculation of the shareholding ratio.
3.
Of the number of shares owned by the Company, the number of shares indicated as held by Japan Trustee Services Bank, Ltd. and The Master Trust Bank of Japan, Ltd. does not include shares held related to trust business.

4.	Class I, Class II, Class III and Class IV preferred stock hold no voting rights at the General Meeting of Shareholders.
5.
Mizuho Corporate Bank, Ltd. and its joint holders submitted the Large Shareholding Report (Change Report) dated December 7, 2011, and the Company reported the following shareholding as of November 30, 2011. However, as the Company is unable to confirm the actual number of shares held as of the end of the subject fiscal year, the above major shareholders are presented based on the shareholders registry as of the end of the subject fiscal year.

Name of shareholder who submitted the report and its joint holders	Number of share certificates held (Thousands of shares)	Holding ratio of share certificates, etc. (%)
Mizuho Corporate Bank, Ltd	5,969	5.81
Mizuho Bank, Ltd.	435	0.42
Mizuho Securities Co., Ltd.	539	0.52
Mizuho Trust & Banking Co., Ltd.	1,196	1.16
Total	8,140	7.92
6.
JPMorgan Asset Management (Japan) Limited submitted the Large Shareholding Report (Change Report) dated May 8, 2012, and the Company reported the following shareholding as of April 30, 2012. However, as the Company is unable to confirm the actual number of shares held as of the end of the subject fiscal year, the above major shareholders are presented based on the shareholders registry as of the end of the subject fiscal year.

Name of shareholder who submitted the report	Number of share certificates held (Thousands of shares)	Holding ratio of share certificates, etc. (%)
JPMorgan Asset Management (Japan) Limited	5,621	5.47

(6)	Significant matters on other shares

There are no significant matters to disclose.

Distribution status of common stock

Distribution status by shareholder

1.1%
26.9%
40.8%
20.9%
3.1%
7.2%
Individual and others
Foreign companies
Financial instruments business operators
Other companies
Financial institutions
Treasury stock

Distribution status by number of shares held

4.7%
15.1%
11.9%
5.4%
13.2%
23.8%
16.6%
3.8%
5.5%
5,000,000 shares or more
1,000,000 shares or more
500,000 shares or more
100,000 shares or more
50,000 shares or more
10,000 shares or more
5,000 shares or more
1,000 shares or more
Less than 1,000 shares

Stock price change

Yen
300
250
200
150
100
50
Apr.
May
Jun.
Jul.
Aug.
Sep.
Oct.
Nov.
Dec.
Jan.
Feb.
Mar.

3.	Share Subscription Rights of the Company

(1)	Status of share subscription rights held by Directors (As of March 31, 2012)

1)	The first series of share subscription rights (A) (Resolved at the Board of Directors on June 27, 2008)
–	Number of share subscription rights:	1,104 units
–	Class and number of shares underlying the share subscription rights:
110,400 shares of common stock
(100 shares per unit of share subscription rights)
–	Issue price of share subscription rights:	¥10,700 per unit
–	Exercise price of share subscription rights:	¥100 per unit
(¥1 per share)
–	Exercise period of share subscription rights:	From July 15, 2009 to July 14, 2019
(Note)	The above includes the allotment (572 units, 57,200 shares) to those in a position of executive officer (including those who hold office) at the issuance of share subscription rights.
–	Holding status
	Number of share subscription rights	Number of shares underlying the share subscription rights	Number of holders
Directors	132 units	13,200 shares	3

2)	The second series of share subscription rights (A) (Resolved at the Board of Directors on June 26, 2009)
–	Number of share subscription rights:	1,150 units
–	Class and number of shares underlying the share subscription rights:
115,000 shares of common stock
(100 shares per unit of share subscription rights)
–	Issue price of share subscription rights:	¥10,100 per unit
–	Exercise price of share subscription rights:	¥100 per unit
(¥1 per share)
–	Exercise period of share subscription rights:	From July 14, 2010 to July 13, 2020
(Note)	The above includes the allotment (552 units, 55,200 shares) to those in a position of executive officer (including those who hold office) at the issuance of share subscription rights.
–	Holding status
	Number of share subscription rights	Number of shares underlying the share subscription rights	Number of holders
Directors	276 units	27,600 shares	5

3)	The third series of share subscription rights (A) (Resolved at the Board of Directors on June 29, 2010)
–	Number of share subscription rights:	900 units
–	Class and number of shares underlying the share subscription rights:
90,000 shares of common stock
(100 shares per unit of share subscription rights)
–	Issue price of share subscription rights:	¥7,200 per unit
–	Exercise price of share subscription rights:	¥100 per unit
(¥1 per share)
–	Exercise period of share subscription rights:	From July 16, 2011 to July 15, 2021
(Note)	The above includes the allotment (360 units, 36,000 shares) to those in a position of executive officer (including those who hold office) at the issuance of share subscription rights.
–	Holding status
	Number of share subscription rights	Number of shares underlying the share subscription rights	Number of holders
Directors	450 units	45,000 shares	7

4)	The fourth series of share subscription rights (A) (Resolved at the Board of Directors on June 29, 2011)
–	Number of share subscription rights:	858 units
–	Class and number of shares underlying the share subscription rights:
85,800 shares of common stock
(100 shares per unit of share subscription rights)
–	Issue price of share subscription rights:	¥11,100 per unit
–	Exercise price of share subscription rights:	¥100 per unit
(¥1 per share)
–	Exercise period of share subscription rights:	From July 15, 2012 to July 14, 2022
(Note)	The above includes the allotment (429 units, 42,900 shares) to those in a position of executive officer (including those who hold office) at the issuance of share subscription rights.
–	Holding status
	Number of share subscription rights	Number of shares underlying the share subscription rights	Number of holders
Directors	429 units	42,900 shares	9

(2)	Status of share subscription rights granted to those other than Directors during the subject fiscal year

The fourth series of share subscription rights (A) (Resolved at the Board of Directors on June 29, 2011)
–	Number of share subscription rights:	858 units
–	Class and number of shares underlying the share subscription rights:
85,800 shares of common stock
(100 shares per unit of share subscription rights)
–	Issue price of share subscription rights:	¥11,100 per unit
–	Exercise price of share subscription rights:	¥100 per unit (¥1 per share)
–	Exercise period of share subscription rights:	From July 15, 2012 to July 14, 2022
(Note)	The above includes the allotment (429 units, 42,900 shares) to those in a position of executive officer (including those who hold office) at the issuance of share subscription rights.
–	Status of grants to those other than Directors
	Number of share subscription rights	Number of shares underlying the share subscription rights	Number of persons granted
Executive officers (including those who hold office)	429 units	42,900 shares	13

(3)	Status of other share subscription rights
(As of March 31, 2012)

The second series of share subscription rights (Resolved at the Board of Directors on December 6, 2010)
–	Number of share subscription rights:	125 units
–	Class and number of shares underlying the share subscription rights:
12,500,000 shares of common stock
(100,000 shares per unit of share subscription rights)
–	Issue price of share subscription rights:	¥70,000 per unit
–	Initial exercise price of share subscription rights:	¥7,000,000 per unit (¥70 per share)
(Note)
The above exercise price will be adjusted to the amount equivalent to 99% of the Company’s common stock in a regular trading at Tokyo Stock Exchange, Inc. on the preceding trading day of the effective date of each exercise request, however, if the adjusted exercise price is below the minimum exercise price (¥35), the exercise price will be the minimum exercise price.

–	Exercise period of share subscription rights:	From June 25, 2011 to December 24, 2012
–	Allocation of share subscription rights:	Total shares of share subscription rights issued were allocated to Ando Corporation through a third-party allotment.

4.	Company Officers

(1)	Names of Directors and Corporate Auditors (As of March 31, 2012)
Name	Position	Responsibility	Significant concurrent positions
Toshio Ono	President & Representative Director		Not applicable
Hisanori Ueno	Vice President & Representative Director	In charge of building construction business
Shinichi Kanazawa	Vice President & Representative Director	In charge of civil engineering business
Haruyuki Kaneko	Senior Managing Executive Officer & Representative Director	In charge of planning, finance, legal and evaluation
Hikari Yamazaki	Director/ Senior Managing Executive Officer	In charge of Building Construction Business Division
Tohachiro Ishida	Director/ Managing Executive Officer	Head of Building Construction Business Division
Mitsuaki Higo	Director/ Managing Executive Officer	Head of Civil Engineering Business Division
Hidekazu Kojima	Director/ Managing Executive Officer	Head of Management Division and in charge of CSR/Corporate Planning Division
Hidetoshi Yoichi	Director/ Executive Officer	Head of Technology/Environment Division, Head of Technical Research Institute and in charge of disaster prevention
Eiji Ishimatsu	Standing Corporate Auditor (full-time)
Chikara Tanaka	Corporate Auditor (full-time)
Takashi Yamada	Corporate Auditor (full-time)
Kaoru Nohara	Corporate Auditor (part-time)
(Notes)	1.	The position and responsibility of Directors have been changed as below as of April 1, 2012.
–	Mr. Shinichi Kanazawa became Vice President & Representative Director, Head of Safety Division and in charge of civil engineering business.
–	Mr. Haruyuki Kaneko became Vice President & Representative Director and in charge of planning, finance, legal and evaluation.
–	Mr. Tohachiro Ishida became Director/Managing Executive Officer and in charge of Building Construction Business Division.
2.	Corporate Auditors, Mr. Chikara Tanaka and Mr. Kaoru Nohara are Outside Corporate Auditors as provided in Article 2, Item 16 of the Corporate Law.
3.	The Company has designated Corporate Auditor, Mr. Chikara Tanaka as independent officer under the regulations of Tokyo Stock Exchange, Inc. and reported such designation to a stock exchange.
4.	Standing Corporate Auditor, Mr. Kenji Tokura resigned as of the close of the 8th General Meeting of Shareholders held on June 29, 2011.

(2)	Compensation to Directors and Corporate Auditors for the subject fiscal year
Category	Number of persons paid	Total compensation	Detail
Directors	10	¥92,445,043	Maximum compensation for officers Monetary compensation ¥14,000,000 per month Compensation by share subscription rights as stock options ¥1,000,000 per month
Corporate auditors	5	¥29,859,000	Maximum compensation for officers ¥5,000,000 per month
Total	15	¥122,304,043
(Notes)	1.
The total compensation to Directors and Corporate Auditors include one Director and one Corporate Auditor (no Outside Corporate Auditor) who retired as of the close of the 8th General Meeting of Shareholders held on June 29, 2011. There are nine Directors and four Corporate Auditors (including two Outside Corporate Auditors) as of March 31, 2012.

2.	The total compensation to Directors include ¥4,543,425 of cost related to share subscription rights granted as stock options that was recorded in the subject fiscal year.
3.	Of the total compensation to Corporate Auditors, the total compensation of two Outside Corporate Auditors is ¥12,253,000.

(3)	Outside Corporate Auditors

1)	Status of concurrent positions held at other companies as executive directors, etc.
Not applicable.
2)	Status of concurrent positions held at other companies as outside officers
Not applicable.
3)	Main activities during the subject fiscal year
[Corporate auditor (full-time), Mr. Chikara Tanaka]
Participated in all 18 meetings of the Board of Directors and in 39 of the 40 meetings of the Board of Corporate Auditors during the subject fiscal year; as necessary, provided expert opinions based on his abundant experience and expertise at a life insurance company (Asahi Mutual Life Insurance Company).
[Corporate auditor (part-time), Mr. Kaoru Nohara]
Participated in all 18 meetings of the Board of Directors and in all 40 meetings of the Board of Corporate Auditors during the subject fiscal year; as necessary, provided expert opinions based on his abundant experience and expertise in a construction company (Ando Corporation).
4)	Measures for compliance with laws and regulations during the subject fiscal year
The Outside Corporate Auditors have conducted monitoring and verification in compliance with laws and regulations.
5)	Limited liability contract
The Company has not signed a limited liability contract with outside corporate auditors.

<Reference>	The Company has introduced an executive officer system. The executive officers excluding those holding a concurrent position as Director are as follows. (As of March 31, 2012)
Name	Title	Responsibility
Toshioki Nishida	Senior Managing Executive Officer	In charge of Civil Engineering Business Division
Fumio Sugimoto	Managing Executive Officer	Head of Tokyo Building Construction Office
Takashi Endo	Managing Executive Officer	In charge of Management Division
Osamu Hosokawa	Managing Executive Officer	In charge of Building Construction Business Division
Toru Kumaki	Managing Executive Officer	Head of Osaka Office
Hisayoshi Kinoshita	Managing Executive Officer	Head of Kanto Civil Engineering Office
Toshimitsu Ueno	Executive Officer	In charge of Civil Engineering Business Division
Yoshimi Akiba	Executive Officer	In charge of Building Construction Business Division
Hiroyuki Yasuhara	Executive Officer	In charge of Building Construction Business Division
Hiroshi Yokoi	Executive Officer	In charge of Civil Engineering Business Division
Daizo Yoshikawa	Executive Officer	In charge of Civil Engineering Business Division
Shigenobu Aoki	Executive Officer	Head of Safety Division
Sei Isogai	Executive Officer	In charge of Building Construction Business Division
Tatsuhiro Matsumoto	Executive Officer	Deputy Head of Civil Engineering Business Division
Hiromitsu Maehara	Executive Officer	Head of Nagoya Office
Tadasho Chiba	Executive Officer	Deputy Head of Building Construction Business Division
Mamoru Iwao	Executive Officer	Head of Tohoku Office
Katsuhiko Kousaka	Executive Officer	Deputy Head of Building Construction Business Division (Head of Sales)
Toshihiko Kitano	Executive Officer	Head of International Division
Masato Fukutomi	Executive Officer	Head of Kyushu Office
(Note)	The position and responsibility of executive officers have been changed as below as of April 1, 2012.
–	Mr. Fumio Sugimoto became Managing Executive Officer and Head of Building Construction Business Division.
–	Mr. Shigenobu Aoki became Executive Officer and in charge of Safety Division.
–	Mr. Tatsuhiro Matsumoto became Executive Officer and in charge of Civil Engineering Business Division.
–	Mr. Tadashi Chiba became Executive Officer and Head of Tokyo Building Construction Office.

5.	Accounting Auditor

(1)	Accounting auditor’s name

KPMG AZSA LLC

(2)	Accounting auditor’s compensation, etc. during the subject fiscal year

1)	Accounting auditor’s compensation, etc., for the subject fiscal year
¥47,160 thousand
2)	Cash and other profits payable by the Company and its subsidiaries
¥92,940 thousand
(Note)
Under the audit agreement between the Company and its accounting auditor, compensation for audits pursuant to the Corporate Law and audits pursuant to the Financial Instruments and Exchange Law are not strictly separated, and cannot be separated substantively. Consequently, the above amounts of compensation, etc. related to audits reflect total compensation.

(3)	Non-audit services

The Company has paid the fees to KPMG AZSA LLC for financial advisory services and for verifying the financial statements to be submitted in the bidding of overseas construction projects.

(4)	Policy regarding determination on dismissal or refusal of reappointment of accounting auditors

In the event that the accounting auditor is deemed to have met each item of Article 340, Paragraph 1 of the Corporate Law, the Board of Corporate Auditors will dismiss the accounting auditor with the unanimous approval of the Corporate Auditors. In such case, the Corporate Auditor designated by the Board of Corporate Auditors will report the dismissal of the accounting auditor and its reason at the first General Meeting of Shareholders to be convened after the dismissal.
The Board of Corporate Auditors will decide on the reappointment or refusal of reappointment of the accounting auditor considering the continuous audit years, etc.

(5)	Limited liability agreement

The Company has not signed a limited liability agreement with accounting auditor.

6.	Company’s Systems to Ensure Proper Operation
(Established on May 15, 2006, revised on April 25, 2011)

(1)	System to ensure the Directors to perform their duties in accordance with laws and regulations, and the Articles of Incorporation

1)
In light of corporate governance, the Company is a company with a Board of Directors and a Board of Corporate Auditors, and the Directors are supervised and audited by the Board of Directors and the Board of Corporate Auditors.

2)
Directors have, from the perspective of “Compliance is the basis of our business management,” set forth the “Hazama Code of Conduct” and the “Compliance Manual,” take initiative to comply with them, and supervise employees to comply with them.

3)	To have an efficiency compliance system, the awareness of compliance is infused and promoted as below.
(a)	The “Compliance Committee” is established as a body to hold discussions and provide advice.
(b)	“CSR Promotion Department” is established as a department to promote compliance.
(c)	“Responsible Executive Officer,” “Promotion Manager” and “In Charge of Promotion” for each division are appointed.
(d)	“Basic Plan for Promotion Activities” is created for each fiscal year.
(e)	Periodical education and training programs are conducted.
4)	Directors who become aware of facts such as violation of compliance that may significantly damage the Company shall report immediately to the Board of Corporate Auditors and the Board of Directors.
5)
The Internal Auditing Department will conduct audits to provide information and advices for improvement to President, the “Compliance Committee,” the Board of Directors and the Board of Corporate Auditors.

(2)	System for storage and management of information related to Directors’ execution of duties

As to information related to Directors’ execution of duties, such as minutes of meetings (Board of Directors, Executive Committee, etc.) and resolution documents, each responsible division stores and manages such record with an appropriate management and storage method for the period based on the “Document Management Regulations.”
Also, a responsible manager is appointed for electronic data based on the “Information System Security Regulations” to maintain and manage data reliability.

(3)	Regulations and other systems for management of risk of loss

1)	To address various types of risks that are expected to incur at the Company, we take preventive measures for risks by developing internal regulations and standards, and issuing notices.

2)
In occurrence of risk, prompt communication and appropriate measures are taken based on the “Emergency Response Manual” and “Disaster Response Manual” to prevent expansion of damages and minimize damages.

3)
To address changes in business environment, policies, regulations, organization, and structure, etc. for the framework for centralized risk management throughout the Company are discussed and developed by the related divisions.

(4)	System to ensure the Directors’ efficient execution of duties

1)
The Company maintains a clear distinction between the decision-making and operational oversight functions of the Directors and the Board of Directors, and the business execution function of the Executive Committee, Executive Officers and the Executive Officer Committee. “Job Authority Regulations” and “Decision Authority Regulations” are developed and the responsibility and authority of business execution lines are clarified for a speedy decision-making and an efficient management.

2)
The meetings of the Board of Directors are held monthly as well as being held as necessary. The Executive Committee meets to discuss policies for management strategies and other important matters for business execution to have active and efficient discussions at the Board of Directors.

3)
For business operation, the “Medium-Term Business Plan” and “Business Policy” for each fiscal year are created in light of the future business environment, and corporate targets are established. Each division has set forth specific measures to achieve the targets and implement them.

(5)	System to ensure the employees to perform their duties in accordance with laws and regulations, and the Articles of Incorporation

1)	From the perspective of “Compliance is the basis of our business management,” the “Hazama Code of Conduct” and the “Compliance Manual” are set forth.
2)	To have an efficiency compliance system, the awareness of compliance is infused and promoted as below.
(a)	The “Compliance Committee” is established as a body to hold discussions and provide advices.
(b)	“CSR Promotion Department” is established as a department to promote compliance.
(c)	“Responsible Executive Officer,” and “Promotion Manager” and “In Charge of Promotion” for each division are appointed.
(d)	“Basic Plan for Promotion Activities” is created for each fiscal year.
(e)	Periodical education and training programs are conducted.
3)	Procedures to ensure proper business activities and procedures to have fair and transparent transactions with partner companies are defined.
4)
For business execution, the authority and responsibility are clarified based on the “Job Authority Regulations” and “Decision Authority Regulations.” The employees shall report to the Board of Directors and the Executive Committee on the status of business execution.

5)
The Internal Auditing Department will conduct audits to provide information and advices for improvement to President, the “Compliance Committee,” the Board of Directors and the Board of Corporate Auditors.

6)	The Company has established a “whistleblowing system” for early discovery and correction of illegal conduct and a contact point for consultation and whistleblowing including an external law firm.

(6)	System to ensure proper business execution in the Company Group consisting of a stock company, its parent company and subsidiaries

1)
Based on the Company’s “Decision Authority Regulations,” a responsible division is determined for each subsidiary, and the Company’s employees are dispatched as part of Directors and Corporate Auditors at the subsidiaries to guide, support and manage their business operations. The annual business plan of the subsidiaries and the matters to be led by the subsidiaries are consulted at or reported to the Board of Directors and the Executive Committee of the Company based on the Company’s “Decision Authority Regulations.”

2)	The Corporate Auditors of the Company and the Internal Auditing Department conduct audits to the subsidiaries and confirm the status.
3)	The whistleblowing system of the Company is introduced to the Directors, Corporate Auditors and employees of the subsidiaries.

(7)	Matters concerning the employees assisting Corporate Auditors in performing their duties and matters concerning the independence of such employees from Directors

1)
The Company has established the Board of Corporate Auditors Office for the purpose of supporting and assisting Corporate Auditors’ work, and staff of the Internal Auditing Department is assigned as Corporate Auditors’ staff.

2)	The Board of Corporate Auditors may request the Directors to determine the matters regarding the independence of the Corporate Auditors’ staff from the Directors, and to develop a system in response.

(8)	System for the Directors and the employees to report to the Corporate Auditors, system regarding the report to other Corporate Auditors and system to ensure effective audit by the Corporate Auditors

1)
Corporate Auditors have developed with the Directors a system, including regulations to determine through discussion, to allow the Directors and employees to regularly or on an ad hoc basis report to Corporate Auditors or the Board of Corporate Auditors and the Corporate Auditors have received such reporting.  In addition, Corporate Auditors shall report on their execution of duties to the Board of Corporate Auditors as necessary, and also report to the Board of Corporate Auditors if they receive a report from the accounting auditor, Directors, employees at the Internal Auditing Department and others.

2)
Corporate Auditors attend the meetings of the Board of Directors, the Executive Committee, the Executive Officer Committee and other important meetings and committees, and provide opinions as necessary. Also, Corporate Auditors attend the “Compliance Committee” as committee members and receive reports on the details of whistle-blowing.

3)
Corporate Auditors and the Board of Corporate Auditors meet with the Representative Director regularly, communicate with the Directors and employees, collaborate with the Internal Auditing Department and the accounting auditor, and conduct efficient audits.

4)	In additional to the above, the Corporate Auditors can request the Directors or the Board of Directors to develop a system to ensure efficient audit by the Corporate Auditors.

(9)	A framework to design and implement internal control over financial reporting

The Company has continuously designed and implemented internal control over financial reporting based on the “Internal control assessment standards,” and the Internal Auditing Department assesses the effectiveness of the system and makes necessary correction.

(10)	Basic policy against antisocial forces and status of such countermeasures

1)
The Company has clearly stated in the “Hazama Code of Conduct” to exterminate the activities of antisocial forces and set forth the “Basic policy to prevent damage from antisocial forces” which contains extermination of any relationship with antisocial forces and refusal of any unjustifiable demand.

2)
The “Manual Against Antisocial Forces” has been set forth, the divisions to address and supervise unjustifiable demand are set up, relationship with outside organizations including police and lawyers are formed, and a system is in place to gather and manage information related with antisocial forces.

3)	A clause for exterminating antisocial forces is defined in the terms and conditions of the subcontractor agreement with business partners.

7.	Basic Policy Regarding the Company’s Control

Not applicable.

8.	Policy for determining the dividend distribution of surplus, etc.

It is the Company’s basic policy to maintain stable dividend payments to shareholders given the Company’s performance, consolidated financial positions and future earnings, etc., while focusing on improving the corporate value and maintaining retained earnings for future growth from a mid-to-long term perspective.  Furthermore, the Company determines whether to repurchase treasury stock while assessing comprehensively the financial conditions, etc. after the distribution of dividends.

Consolidated Balance Sheet (As of March 31, 2012)

(Millions of yen)
(Assets)		(Liabilities)
Current assets	100,439	Current liabilities	89,776
Cash and time deposits	29,302
Notes receivable, accounts receivable from completed construction contracts and other	50,397	Notes payable, accounts payable for construction contracts and other	53,480
Marketable securities	0	Short-term loans payable	14,029
Costs on uncompleted construction contracts	7,112	Advances received on uncompleted construction contracts	8,826
Other inventories	2,964	Allowance for warranties for completed construction	237
Deferred income taxes	3,259	Allowance for bonuses	207
Other	7,705	Allowance for losses on construction contracts	1,789
Less allowance for doubtful accounts	(304)	Allowance for disaster payment	105
Noncurrent assets	32,737	Other	11,100
Property and equipment	18,933	Long-term liabilities	12,842
Buildings and structures	14,179	Long-term loans payable	4,392
Machinery, vehicles, tools, furniture and fixtures	9,483	Retirement and severance benefits	8,072
Land	13,292	Allowance for environmental spending	286
Other	152	Other	92
Less accumulated depreciation	(18,175)	Total liabilities	102,619
Intangible assets	253	(Net assets)
Investments and other assets	13,551	Shareholders’ equity	30,658
Investments in securities	5,634	Common stock and preferred stock	12,000
Long-term loans receivable	65	Capital surplus	9,004
Prepaid pension cost	2,739	Retained earnings	9,766
Deferred income taxes	2,638	Treasury stock	(111)
Other	2,620	Accumulated other comprehensive income	(146)
Less allowance for doubtful accounts	(146)	Net unrealized holding losses on securities	(146)
		Share subscription rights	44
		Total net assets	30,557
Total assets	133,176	Total liabilities and net assets	133,176

Consolidated Statement of Income (From April 1, 2011 to March 31, 2012)
(Millions of yen)
Revenues
Construction	169,256
Other activities	12,793	182,049
Cost of sales
Construction	155,098
Other activities	11,531	166,630
Gross profit
Gross profit from construction	14,158
Gross profit from other activities	1,261	15,419
Selling, general and administrative expenses		9,504
Operating income		5,915
Non-operating income
Interest income	12
Dividends income	66
Gain on settlement of other accounts payable	24
Other	34	137
Non-operating expenses
Interest expense	715
Foreign exchange loss	200
Provision of allowance for doubtful accounts	7
Other	350	1,273
Ordinary income		4,779
Extraordinary income
Gain on sales of noncurrent assets	82
Reversal of allowance for disaster payment	140
Other	11	234
Extraordinary loss
Impairment loss	557
Write-down of investments in securities	127
Cost of settlement of lawsuit	173
Other	94	952
Income before income taxes		4,061
Income taxes – Current	424
Income taxes – Deferred	1,870	2,294
Income before minority interests		1,766
Net income		1,766

Consolidated Statement of Changes in Net Assets (From April 1, 2011 to March 31, 2012)

(Millions of yen)
	Shareholders’ equity
Items	Common stock and preferred stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at April 1, 2011	12,000	9,000	8,258	(120)	29,137
Changes during the fiscal year
Cash dividends paid			(259)		(259)
Net income			1,766		1,766
Disposal of treasury stock		4		15	19
Acquisition of treasury stock				(6)	(6)
Net changes in items other than shareholders’ equity					–
Total changes during the fiscal year	–	4	1,507	9	1,521
Balance at March 31, 2012	12,000	9,004	9,766	(111)	30,658

	Accumulated other comprehensive income
Items	Net unrealized holding losses on securities	Total accumulated other comprehensive income	Share subscription rights	Total net assets
Balance at April 1, 2011	(126)	(126)	54	29,065
Changes during the fiscal year
Cash dividends paid				(259)
Net income				1,766
Disposal of treasury stock				19
Acquisition of treasury stock				(6)
Net changes in items other than shareholders’ equity	(19)	(19)	(9)	(29)
Total changes during the fiscal year	(19)	(19)	(9)	1,492
Balance at March 31, 2012	(146)	(146)	44	30,557

Notes to Consolidated Financial Statements

1.	Basis of Presenting Consolidated Financial Statements
(1)	Scope of consolidation
1)	Status of consolidated subsidiaries
	Number of consolidated subsidiaries	2
	Name of consolidated subsidiaries	Aoyama Kiko Co., Ltd. Hazama Kogyo Co., Ltd.
2)	Status of unconsolidated subsidiaries
	Name of significant unconsolidated subsidiaries	VIETNAM DEVELOPMENT CONSTRUCTION CO., LTD.
Reason for excluding from the scope of consolidation
The unconsolidated subsidiary is excluded from the scope of consolidation because it is immaterial in the Company Group, and it is a small-scale company and does not have a material effect on the consolidated financial statements with respect to total assets, revenues, net income or loss (amount corresponding to shareholding), retained earnings (amount corresponding to shareholding), etc.

(2)	Application of the equity method
1)	Unconsolidated subsidiaries and affiliates accounted by the equity method
None
2)	Unconsolidated subsidiaries and affiliates not accounted by the equity method
	Name of significant companies (Unconsolidated subsidiary)	VIETNAM DEVELOPMENT CONSTRUCTION CO., LTD.
	(Affiliate)	AOYAMA ENERGY SERVICE Co., Ltd.
Reason for not applying the equity method
Investments in unconsolidated subsidiaries and affiliates not accounted by the equity method, which have immaterial effect on consolidated net income or loss and consolidated retained earnings, etc., and are immaterial as a whole, are accounted by the cost method instead of applying the equity method.

(3)	Fiscal year, etc. of consolidated subsidiaries
The closing date of consolidated subsidiaries coincides with the consolidated closing date.

(4)	Accounting standards
1)	Valuation standard and method for significant assets
a.	Marketable securities
	Held-to-maturity debt securities	Stated at amortized cost
Available-for-sale securities
With fair market value
Stated at fair market value based on the quoted market prices as of the end of the fiscal year
(The related valuation differences are directly charged or credited to the Shareholders’ equity and cost of securities sold is calculated by the moving-average method)

	Without fair market value	Stated at cost using the moving-average method
b.	Derivatives	Stated at fair value
c.	Inventories
	Costs on uncompleted construction contracts	Stated at cost as determined on a specific project basis
	Costs on uncompleted services	Stated at cost as determined on a specific project basis (The figures shown in the balance sheet have been calculated by writing them down based on decline in profitability)
	Materials and supplies	Stated at cost using the moving-average method (The figures shown in the balance sheet have been calculated by writing them down based on decline in profitability)

2)	Depreciation method of significant depreciable assets
a. Property and equipment (excluding leased assets)
Depreciation of building is provided on the straight-line method and depreciation of other property and equipment is provided on the declining-balance method, except that the declining-balance method is applied to buildings of one consolidated subsidiary. Useful life and residual value are mainly based on the same standards as the method provided in the Corporation Tax Law.

b. Intangible assets (excluding leased assets)
Based on the straight-line method. Useful life is mainly based on the same standards as the method provided in the Corporation Tax Law.  However, software for internal use is amortized by the straight-line method over the estimated internal useful life (five years).

c. Leased assets	Leased assets arising from finance lease transactions which do not transfer ownership of leased assets

The leased assets are depreciated to a residual value of zero by the straight-line method using the lease term as the useful life.
Of the finance lease transactions which do not transfer ownership, the lease transactions for which the starting date is prior to March 31, 2008 are accounted by the same method as operating lease transactions.

3)	Accounting standard for significant allowances
a. Allowance for doubtful accounts
To prepare for credit loss on receivables, collectability of normal receivables is estimated by applying the historical overall credit loss rates, and collectability of doubtful receivables and failed receivables is analyzed individually and the estimated uncollectible amount is recorded.

b. Allowance for warranties for completed construction	To prepare for repairs on completed construction, the allowance is recorded based on the actual repair rate in a certain period of time.
c. Allowance for bonuses	To prepare for the payment of employee bonuses, an amount corresponding to the amount of estimated bonus payments to employees is recorded.
d. Allowance for losses on construction contracts
To prepare for future losses related to construction contracts, the amount of estimated losses is recorded for the construction when losses are probable to occur and such losses can be reasonably estimated.

e. Allowance for disaster payment	To prepare for expenses or losses for restoration of the property struck by the Great East Japan Earthquake, the estimated amount at the end of the subject fiscal year is recorded.
f. Retirement and severance benefits
To prepare for the payment of retirement and severance benefits to employees, the Company has recorded the amount expected to arise at the end of the subject fiscal year based on retirement benefit obligations and pension assets at the end of the subject fiscal year.
Differences arising from changes in accounting standards have been amortized in equal amounts over 15 years.
Actuarial differences are recognized in expenses using the straight-line method over period less than the average of the estimated remaining service lives (9 years) commencing with the succeeding period.
Prior service costs are recognized in expenses using the straight-line method over period less than the average of the estimated remaining service lives (3 years) commencing with present period.
Upon the split-up, the Company succeeded differences arising from changes in accounting standards and actuarial differences, and the above periods of amortization include the periods before split-up.

g. Allowance for environmental spending
To prepare for the treatment of Polychlorinated Biphenyl waste, which is obligated by the “Act on Special Measures Concerning Promotion of Proper Treatment of PCB Waste,” the estimated cost for treatment is recorded.

4)	Revenue and cost recognition
a.	Accounting standard for completed construction revenue and cost of completed construction
 When the outcome of construction contracts can be estimated reliably, the percentage-of-completion method (cost-to-cost method for the estimated progress) is applied. Otherwise the completed-contract method is applied.
b.	Accounting standard for revenues related to finance lease
Revenue and cost of sales are recorded upon receipt of lease payment.

5)	Significant hedge accounting method
a.	Hedge accounting method
The Company accounts for hedging activities under deferred hedge accounting. For foreign currency receivable or payable with a forward foreign exchange contract, the difference between the Japanese yen amount of the contract translated using the contracted forward rate and that translated using the spot rate at the inception date of the contract is recognized over the term of the contract.

Also, if interest rate swap contracts are used as hedge and meet certain hedging criteria, the net amount to be paid or received under the interest rate swap contract is added to or deducted from the interest on the assets or liabilities for which the swap contract was executed.

b.	Hedging instruments and items	Hedging instruments:	Derivative transactions (Interest rate swap contracts and forward foreign currency contracts)
Hedging items:
Of the assets and liabilities that are subject to the risk of loss from market fluctuations, etc., those of which the market fluctuations, etc. are not reflected in valuation and the cash flow is fixed and free from fluctuations.

c.	Hedging policy
The Company intends to use derivatives transactions only when there are assets and liabilities subject to hedge at present or in the future, and no derivative transactions will be made for obtaining short-term trading gain or for speculative purposes.

d.	Method of evaluating hedge effectiveness
The Company evaluates hedge effectiveness by comparing the cumulative changes in cash flows from or the changes in fair value of hedged items and the corresponding changes in the hedging derivative instruments during the period from the start of hedging to the evaluation of hedge effectiveness.

6)	Other significant matters for the preparation of the consolidated financial statements
Accounting of consumption tax	Transactions subject to consumption taxes are recorded at amounts exclusive of consumption taxes.

2.	Notes to the Consolidated Balance Sheet
(1)	Pledged assets and liabilities related to the pledged assets
1)	The assets below are pledged for the following liabilities
Breakdown of liabilities
Short-term loans payable	¥6,564 million
Long-term loans payable	¥1,945 million
Pledged assets
Building and structures	¥3,821million
Land	¥12,422 million
Investments in securities	¥190 million
Total	¥16,433million
2)	The following assets are pledged for housing defect guarantee, etc.
Marketable securities	¥0 million
Investments in securities	¥123 million
Total	¥123 million

3)	The following shares of a company, which engages in PFI business and the Company invests in, are pledged as collateral against its loan (¥2,878 million).
Investments in securities	¥25 million
(2)	Contingent liabilities
Guarantees for housing loans of employees	¥0 million

3.	Notes to Consolidated Statement of Income
(1)	Construction revenue under the percentage-of-completion method	¥137,986 million
(2)	Of cost of sales, provision of allowance for losses on construction contracts	¥1,152 million
(3)	Total research and development expenses	¥1,120 million

4.	Notes to Consolidated Statement of Changes in Net Assets
(1)	Total number of shares issued
Type of stock	Number of shares at the beginning of the subject fiscal year (thousands of shares)	Number of shares increased in the subject fiscal year (thousands of shares)	Number of shares decreased in the subject fiscal year (thousands of shares)	Number of shares at the end the subject fiscal year (thousands of shares)
Common stock	100,000	–	–	100,000
Class I preferred stock	750	–	–	750
Class II preferred stock	875	–	–	875
Class III preferred stock	875	–	–	875
Class IV preferred stock	250	–	–	250
Total	102,750	–	–	102,750

(2)	Treasury stock
Type of stock	Number of shares at the beginning of the subject fiscal year (shares)	Number of shares increased in the subject fiscal year (shares)	Number of shares decreased in the subject fiscal year (shares)	Number of shares at the end of the subject fiscal year (shares)
Common stock	1,172,112	57,612	153,100	1,076,624

(Cause of changes)
Increase due to acquisition of the shares less than one unit	1,688 shares
Increase due to acquisition of shares of untraceable shareholders	55,924 shares
Decrease due to issuance of substitute treasury stock	153,100 shares

(3)	Notes to dividends distribution of surplus
1)	Dividends paid, etc.
Dividends resolved at the 8th General Meeting of Shareholders held on June 29, 2011
Type of stock	Total dividends (Millions of yen)	Dividends per share (yen)	Record date	Effective date
Class I preferred stock	62	83.28	March 31, 2011	June 30, 2011
Class II preferred stock	81	93.28	March 31, 2011	June 30, 2011
Class III preferred stock	90	103.28	March 31, 2011	June 30, 2011
Class IV preferred stock	24	98.28	March 31, 2011	June 30, 2011
Total	259

2)	Dividends whose record date is in the subject fiscal year but whose effective date is after the end of the subject fiscal year
Dividends to be resolved at the 9th General Meeting of Shareholders on June 28, 2012
Type of stock	Payment source of dividends	Total dividends (Millions of yen)	Dividends per share (yen)	Record date	Effective date
Common stock	Retained earnings	148	1.50	March 31, 2012	June 29, 2012
Class I preferred stock	Retained earnings	59	78.80	March 31, 2012	June 29, 2012
Class II preferred stock	Retained earnings	77	88.80	March 31, 2012	June 29, 2012
Class III preferred stock	Retained earnings	86	98.80	March 31, 2012	June 29, 2012
Class IV preferred stock	Retained earnings	23	93.80	March 31, 2012	June 29, 2012
Total		395

(4)	Type and number of stock for share subscription rights at the end of the subject fiscal year (excluding rights whose first date of the excisable period has not arrived)
Common stock	13,069 thousands of shares

5.     Notes to Financial Instruments
(1)	Status of financial instruments
The Hazama Group raises funds mainly by borrowings from banks, and restricts temporary surplus funds to lower risk assets such as deposits. The Hazama Group aims to reduce customers’ credit risks related with notes receivable, accounts receivable from completed construction contracts and other in line with the internal regulations of each company. Also, the investments in securities are mainly in stock and the fair value is monitored regularly.
Borrowing is primarily for operating capital. Derivative transactions are employed for hedging the risk in relation to foreign currency-denominated transactions and interest rate swap transactions in line with the internal regulations of each company. Derivatives that the Hazama Group uses are not for speculative purposes.
(2)	Fair value of financial instruments
Consolidated balance sheet amount as of March 31, 2012, fair value and differences between them are as outlined as follows. Financial instruments which are extremely difficult to estimate the fair value are not included in the following table (See (Note 2)).

	Consolidated balance sheet amount (Millions of yen)	Fair value (Millions of yen)	Difference (Millions of yen)
(1) Cash and time deposits	29,302	29,302	－
(2) Notes receivable, accounts receivable from completed construction contracts and other	50,397	50,383	(14)
(3) Marketable securities and investments in securities
Held-to-maturity debt securities	123	113	(9)
Available-for-sale securities	3,022	3,022	－
Total assets	82,846	82,822	(24)
(1) Notes payable, accounts payable for construction contracts and other	53,480	53,480	－
(2) Short-term loans payable	14,029	14,029	－
(3) Long-term loans payable	4,392	4,399	(7)
Total liabilities	71,901	71,908	(7)

(Note 1)	Method of measurement for fair value of financial instruments and matters concerning marketable securities and derivative transactions
Assets
(1)	Cash and time deposits
The fair values of this account are equivalent to the book value, since this account is settled in a short period of time.
(2)	Notes receivable, accounts receivable from completed construction contracts and other
The fair values of these accounts are based on the present value of discounted cash flows using the interest rate determined by the factors of the remaining terms and credit risks, with respect to each receivable categorized by collection terms.
(3)	Marketable securities and investments in securities
The fair values of this account are based on the quoted market value.

Liabilities
(1)	Notes payable, accounts payable for construction contracts and other, and (2) Short-term loans payable
The fair values of these accounts are equivalent to the book value, since these accounts are settled in a short period of time.
(3)	Long-term loans payable
The fair values of long-term loans payable are calculated by discounting the total amount of principal and interest using an interest rate assumed at the similar new transaction. However, for long-term loans payable with variable interest rate, book value is used, since the rate is revised in a certain period of time and reflects the market rate in a short period of time, thus it approximates market value. Also, some long-term loans payable with variable interest rate is subject to special case interest swap treatment, and is calculated by discounting total amount of principal treated together with such interest swap and interest using an interest rate assumed at the similar transaction.
Derivatives transactions
The fair values of special case interest swap treatment are included in the fair value of long-term loans payable since such interest swap is treated together with long-term loans payable being hedged.

(Note 2)	Financial instruments which are extremely difficult to estimate the fair value
Classification	Consolidated balance sheet amount (Millions of yen)
Non-marketable securities, etc.	2,489
It is extremely difficult to estimate their fair value as they have no market quotations and thus are not included in “(3) Marketable securities and investments in securities.”

(Note 3)	Estimated redemption amount from monetary receivables and marketable securities with maturities after the consolidated financial settlement date
Classification	Within 1 year (Millions of yen)	Over 1 year less than 5 years (Millions of yen)	Over 5 years less than 10 years (Millions of yen)	Over 10 years (Millions of yen)
Cash and time deposits	29,302	－	－	－
Notes receivable, accounts receivable from completed construction contracts and other	49,095	1,302	－	－
Marketable securities and investments in securities	－	－	123	－
Total	78,397	1,302	123	－

(Note 4)	Estimated repayment amount from long-term loans payable after the consolidated financial settlement date
Classification	Over 1 year less than 5 years (Millions of yen)
Long-term loans payable	4,392

6.     Investment and Rental Property
Disclosures about investment and rental property are omitted, since the total amount of investment and rental property is immaterial.

7.     Note to Per Share Information
(1)	Net assets per share	¥194.75
(2)	Net income per share	¥15.38
8.     Other Notes
(1)	Impairment loss Impairment loss on the following assets for the subject fiscal year is as follows:
(Unit: Millions of yen)
Location	Main use	Type of asset	Impairment loss
Kanto	Idle asset	Land	557
Kansai	Idle asset	Land	0

The Company generally conducts grouping of its assets by location and idle assets by each property unit to measure impairment loss.  As the above assets became idle assets in the subject fiscal year, the book value was reduced to recoverable amount, and such reduction was recorded as an impairment loss in the extraordinary loss caption.  Recoverable amounts of these assets were measured by net selling price and were mainly evaluated by appraisal value.
(2)	Application of accounting standard for accounting changes and error corrections
With the changes and error corrections of the past to be made after the beginning of the subject fiscal year, the “Accounting Standard for Accounting Changes and Error Corrections” (Accounting Standards Board of Japan (“ASBJ”) Statement No. 24 issued on December 4, 2009) and “Guidance on Accounting Standard for Accounting Changes and Error Corrections” (ASBJ Guidance No. 24 issued on December 4, 2009) have been applied.
(3)	Effect of changes in income tax rate, etc.
On December 2, 2011, “Act for Partial Amendment to the Income Tax Act, etc. for the Purpose of Creating a Taxation System Responding to Changes in Economic and Social Structures” (Law No. 114, 2011) and “Law on Special Measures for Securing Financial Resources Necessary to Implement Measures for Reconstruction following the Great East Japan Earthquake” (Law No. 117, 2011) came into force. The income tax rate was changed from the fiscal year starting from April 1, 2012. With this change in the income tax rate, income taxes – deferred has increased by ¥512 million.

Non-Consolidated Balance Sheet (As of March 31, 2012)
(Millions of yen)
(Assets)		(Liabilities)
Current assets	92,779	Current liabilities	84,920
Cash and time deposits	26,530	Notes payable	15,576
Notes receivable	420	Accounts payable for construction contracts	35,724
Accounts receivable from completed construction contracts	48,967	Accounts payable for services	111
Accounts receivable for completed services	361	Short-term loans payable	14,029
Marketable securities	0	Lease obligations	64
Costs on uncompleted construction contracts	5,819	Other accounts payable	1,223
Costs on uncompleted services	72	Income taxes payable	200
Advances paid	4,923	Accrued consumption taxes	1,241
Deferred income taxes	3,208	Advances received on uncompleted construction contracts	7,761
Other	2,779	Advances received on uncompleted services	89
Less allowance for doubtful accounts	(304)	Advances received	5,061
Noncurrent assets	31,091	Allowance for warranties for completed construction	237
Property and equipment	17,945	Allowance for bonuses	173
Buildings and structures	4,725	Allowance for losses on construction contracts	1,789
Machinery and vehicles	80	Allowance for disaster payment	105
Tools, furniture and fixtures	296	Deposits received from employees	1,262
Land	12,666	Other	267
Leased assets	176	Long-term liabilities	12,102
Intangible assets	204	Long-term loans payable	4,392
Investments and other assets	12,941	Lease obligations	118
Investments in securities	5,366	Retirement and severance benefits	7,273
Stocks of subsidiaries and affiliates, and investments in capital of subsidiaries and affiliates	502	Allowance for environmental spending	286
		Other	31
Long-term loans receivable	65	Total Liabilities	97,023
Claims provable in bankruptcy, claims provable in rehabilitation and other	228	(Net assets)
Long-term prepaid expenses	14	Shareholders’ equity	26,944
Long-term guarantee deposits	1,555	Common stock and preferred stock	12,000
Prepaid pension cost	2,739	Capital surplus	9,004
Deferred income taxes	2,132	Legal capital surplus	3,000
Other	460	Other capital surplus	6,004
Less allowance for doubtful accounts	(125)	Retained earnings	6,051
		Other retained earnings	6,051
		Reserve for preferred stock redemption	1,000
		Retained earnings brought forward	5,051
		Treasury stock	(111)
		Valuation and translation adjustments	(141)
		Net unrealized holding losses on securities	(141)
		Share subscription rights	44
		Total net assets	26,847
Total assets	123,870	Total liabilities and net assets	123,870

Non-Consolidated Statement of Income (From April 1, 2011 to March 31, 2012)
(Millions of yen)
Revenues
Construction	165,973
Other activities	1,263	167,236
Cost of sales
Construction	152,048
Other activities	1,143	153,191
Gross profit
Gross profit from construction	13,924
Gross profit from other activities	119	14,044
Selling, general and administrative expenses		8,813
Operating income		5,230
Non-operating income
Interest and dividends income	314
Other	54	369
Non-operating expenses
Interest expense	715
Foreign exchange loss	200
Provision of allowance for doubtful accounts	6
Other	331	1,254
Ordinary income		4,345
Extraordinary income
Gains on sales of noncurrent assets	56
Reversal of allowance for disaster payment	140
Other	11	208
Extraordinary loss
Impairment loss	557
Write-down of investments in securities	127
Cost of settlement of lawsuit	173
Other	85	943
Income before income taxes		3,610
Income taxes – Current	153
Income taxes – Deferred	1,829	1,982
Net income		1,627

Non-Consolidated Statement of Changes in Net Assets (From April 1, 2011 to March 31, 2012)
(Millions of yen)
	Shareholders’ equity
		Capital surplus			Retained earnings
Items					Other retained earnings
	Common stock and preferred stock	Legal capital surplus	Other capital surplus	Total capital surplus	Reserve for preferred stock redemption	Retained earnings brought forward	Total retained earnings	Treasury stock	Total shareholders’ equity
Balance at April 1, 2011	12,000	3,000	6,000	9,000	1,000	3,682	4,682	(120)	25,562
Changes during the fiscal year
Cash dividends paid						(259)	(259)		(259)
Net income						1,627	1,627		1,627
Disposal of treasury stock			4	4				15	19
Acquisition of treasury stock								(6)	(6)
Net changes in items other than shareholders’ equity									–
Total changes during the fiscal year	–	–	4	4	–	1,368	1,368	9	1,382
Balance at March 31, 2012	12,000	3,000	6,004	9,004	1,000	5,051	6,051	(111)	26,944

	Valuation and translation adjustments
Items	Net unrealized holding losses on securities	Total valuation and translation adjustments	Share subscription rights	Total net assets
Balance at April 1, 2011	(122)	(122)	54	25,494
Changes during the fiscal year
Cash dividends paid				(259)
Net income				1,627
Disposal of treasury stock				19
Acquisition of treasury stock				(6)
Net changes in items other than shareholders’ equity	(19)	(19)	(9)	(28)
Total changes during the fiscal year	(19)	(19)	(9)	1,353
Balance at March 31, 2012	(141)	(141)	44	26,847

Notes to Non-Consolidated Financial Statements
1.	Notes to Significant Accounting Policies
(1)	Valuation standard and method for significant assets
1) Marketable securities
Held-to-maturity debt securities	Stated at amortized cost
Shares of subsidiaries and affiliates	Stated at cost using the moving-average method
Available-for-sale securities
With fair market value
Stated at fair market value based on the quoted market prices as of the end of the fiscal year
(The related valuation differences are directly charged or credited to the Shareholders’ equity and cost of securities sold is calculated by the moving-average method)

Without fair market value	Stated at cost using the moving-average method
2) Derivatives	Stated at fair value
3) Inventories
Costs on uncompleted construction contracts	Stated at cost as determined on a specific project basis
Costs on uncompleted services	Stated at cost as determined on a specific project basis (The figures shown in the balance sheet have been calculated by writing them down based on decline in profitability)
Materials and supplies	Stated at cost using the moving-average method (The figures shown in the balance sheet have been calculated by writing them down based on decline in profitability)
(2)	Depreciation method of noncurrent assets
1) Property and equipment (excluding leased assets)
Depreciation of building is provided on the straight-line method and depreciation of other property and equipment is provided on the declining-balance method. Useful life and residual value are mainly based on the same standards as the method provided in the Corporation Tax Law.

2) Intangible assets (excluding leased assets)
Based on the straight-line method. Useful life is mainly based on the same standards as the method provided in the Corporation Tax Law.  However, software for internal use is amortized by the straight-line method over the estimated internal useful life (five years).

3) Leased assets	Leased assets arising from finance lease transactions which do not transfer ownership of leased assets

Depreciated to a residual value of zero by the straight-line method using the lease term as the useful life.  Of the finance lease transactions which do not transfer ownership, the lease transactions for which the starting date is prior to March 31, 2008 are accounted by the same method as operating lease transactions.

(3)	Accounting standard for allowances
1) Allowance for doubtful accounts
To prepare for credit loss on receivables, collectability of normal receivables is estimated by applying the historical overall credit loss rates, and collectability of doubtful receivables and failed receivables is analyzed individually and the estimated uncollectible amount is recorded.

2) Allowance for warranties for completed construction	To prepare for repairs on completed construction, the allowance is recorded based on the actual repair rate in a certain period of time.
3) Allowance for bonuses	To prepare for the payment of employee bonuses, an amount corresponding to the amount of estimated bonus payments to employees is recorded.
4) Allowance for losses on construction contracts
To prepare for future losses related to construction contracts, the amount of estimated losses is recorded for the construction when losses are probable to occur and such losses can be reasonably estimated.

5) Allowance for disaster payment	To prepare for expenses or losses for restoration of the property struck by the Great East Japan Earthquake, the estimated amount at the end of the subject fiscal year is recorded.
6) Retirement and severance benefits
To prepare for the payment of retirement and severance benefits to employees, the Company has recorded the amount expected to arise at the end of the subject fiscal year based on retirement benefit obligations and pension assets at the end of the subject fiscal year.
Differences arising from changes in accounting standards has been amortized in equal amounts over 15 years.
Actuarial differences are recognized in expenses using the straight-line method over period less than the average of the estimated remaining service lives (9 years) commencing with the succeeding period.
Prior service costs are recognized in expenses using the straight-line method over period less than the average of the estimated remaining service lives (3 years) commencing with present period.
Upon the split-up, the Company succeeded differences arising from changes in accounting standards and actuarial differences, and the above periods of amortization include the periods before split-up.

7) Allowance for environmental spending
To prepare for the treatment of Polychlorinated Biphenyl waste, which is obligated by the “Act on Special Measures Concerning Promotion of Proper Treatment of PCB Waste,” the estimated cost for treatment is recorded.

(4)	Accounting standard for completed construction revenue and cost of completed construction
When the outcome of construction contracts can be estimated reliably, the percentage-of-completion method (cost-to-cost method for the estimated progress) is applied. Otherwise the completed-contract method is applied.
(5)	Hedge accounting method
1) Hedge accounting method
The Company accounts for hedging activities under deferred hedge accounting. For foreign currency receivable or payable with a forward foreign exchange contract, the difference between the Japanese yen amount of the contract translated using the contracted forward rate and that translated using the spot rate at the inception date of the contract is recognized over the term of the contract.

Also, if interest rate swap contracts are used as hedge and meet certain hedging criteria, the net amount to be paid or received under the interest rate swap contract is added to or deducted from the interest on the assets or liabilities for which the swap contract was executed.

2) Hedging instruments and items	Hedging instruments:	Derivative transactions (Interest rate swap contracts and forward foreign currency contracts)
Hedging items:
Of the assets and liabilities that are subject to the risk of loss from market fluctuations, etc., those of which the market fluctuations, etc. are not reflected in valuation and the cash flow is fixed and free from fluctuations.

3) Hedging policy
The Company intends to use derivatives transactions only when there are assets and liabilities subject to hedge at present or in the future, and no derivative transactions will be made for obtaining short-term trading gain or for speculative purposes.

4) Method of evaluating hedge effectiveness
The Company evaluates hedge effectiveness by comparing the cumulative changes in cash flows from or the changes in fair value of hedged items and the corresponding changes in the hedging derivative instruments during the period from the start of hedging to the evaluation of hedge effectiveness.

(6)	Other significant matters for the preparation of the financial statements
Accounting of consumption tax	Transactions subject to consumption taxes are recorded at amounts exclusive of consumption taxes.

2.	Notes to Non-Consolidated Balance Sheet
(1)	Pledged assets and liabilities related to the pledged assets

	1)	The assets below are pledged for the following liabilities
Breakdown of the liabilities
		Short-term loans payable	¥6,564 million
		Long-term loans payable	¥1,945 million
Pledged assets
		Buildings and structures	¥3,821 million
		Land	¥12,422 million
		Investments in securities	¥190 million
		Total	¥16,433 million
	2)	The following assets are pledged for housing defect guarantee, etc.
		Marketable securities	¥0 million
		Investments in securities	¥123 million
		Total	¥123 million
	3)	The following shares of a company, which engages in PFI business and the Company invests in, are pledged as collateral against its loan (¥2,878 million).
		Shares of affiliates	¥20 million
		Investments in securities	¥1 million
		Total	¥21 million
	(2)	Accumulated depreciation of property and equipment	¥15,665 million
	(3)	Contingent liabilities Guarantees for housing loans of employees	¥0 million
	(4)	Monetary receivable and monetary payable to affiliates
		Short-term monetary receivable	¥110 million
		Long-term monetary receivable	¥27 million
		Short-term monetary payable	¥12,119 million
		Long-term monetary payable	¥10 million

3.	Notes to Non-Consolidated Statement of Income
	(1)	Construction revenue under the percentage-of-completion method	¥136,990 million
	(2)	Amount of transactions with affiliates Amount from business transactions
		Revenues	¥32 million
		Cost of sales	¥38,590 million
		Amount from non-business transactions	¥288 million
	(3)	Of cost of sales, provision of allowance for losses on construction contracts	¥1,152 million
	(4)	Total research and development expenses	¥1,120 million
4.	Notes to the Non-Consolidated Statement of Changes in Net Assets
Treasury stock
Type of stock	Number of shares at the beginning of the subject fiscal year (shares)	Number of shares increased in the subject fiscal year (shares)	Number of shares decreased in the subject fiscal year (shares)	Number of shares at the end of the subject fiscal year (shares)
Common stock	1,172,112	57,612	153,100	1,076,624

(Cause for changes)
Increase due to acquisition of the shares less than one unit	1,688 shares
Increase due to acquisition of shares of untraceable shareholders	55,924 shares
Decrease due to issuance of substitute treasury stock	153,100 shares

5.	Notes to Tax Effective Accounting
Breakdown of main cause of incurring deferred tax assets and deferred tax liabilities
(Deferred tax assets)
	Loss carried forward	¥318 million
	Loss on accounting under the percentage-of-completion method	¥1,193 million
	Retirement and severance benefits	¥2,764 million
	Other	¥2,775 million
	Subtotal of deferred tax assets	¥7,052 million
	Valuation allowance	¥(671) million
	Total deferred tax assets	¥6,381million
(Deferred tax liabilities)
	Prepaid pension cost	¥1,041 million
	Total deferred tax liabilities	¥1,041 million
	Net deferred tax assets	¥5,340 million

6.	Notes to Noncurrent Assets Used under Lease Contracts
Finance leases that do not transfer ownership to the lessee
	(1)	Acquisition cost of lease property at the end of the subject fiscal year	¥23 million
	(2)	Accumulated depreciation of lease property at the end of the subject fiscal year	¥19 million
	(3)	Future lease payments of lease property at the end of the subject fiscal year	¥3 million

7.	Notes to Transaction with Related Parties	(Unit: Millions of yen)
Type	Name of company	Capital	Business detail	Percentage of voting rights held (or being held)	Relationship with affiliates		Transaction details	Transaction amount	Account	Fiscal year-end balance
					Concurrent position of officers	Substantial relationship
Subsidiary	Hazama Kogyo Co., Ltd.	152	Others	100% directly owned	6 employees	Purchase of materials and equipment, etc.	Business transactions such as purchase of materials and equipment, etc.	30,104	Accounts payable for construction contracts	10,069
									Accounts payable for services	8
									Current liabilities/ Other	35
Subsidiary	Aoyama Kiko Co., Ltd.	80	Construction	100% directly owned	8 employees	Collaboration in construction work, etc.	Business transactions such as collaboration in construction work, etc.	8,880	Accounts payable for construction contracts	1,991
									Current liabilities/ Other	1

Transaction terms and policies to determine transaction terms, etc.
(Note 1)	Price and other transaction terms and conditions are negotiated and determined individually considering the market trend.
(Note 2)	The transaction amount excludes consumption taxes. Consumption taxes are including in the fiscal year-end balance.

8.	Notes to Per Share Information
(1)	Net assets per share	¥157.25
(2)	Net income per share	¥13.97

9.	Other Notes
(1)	Impairment loss
Impairment loss on the following assets for the subject fiscal year is as follows:
(Unit: millions of yen)
Location	Main use	Type of assets	Impairment loss
Kanto	Idle asset	Land	557
Kansai	Idle asset	Land	0

The Company generally conducts grouping of its assets by location and idle assets by each property unit to measure impairment loss. As the above assets became idle assets in the subject fiscal year, the book value was reduced to recoverable amount, and such reduction was recorded as an impairment loss in the extraordinary loss caption.  Recoverable amounts of these assets were measured by net selling price and were mainly evaluated by appraisal value.
(2)	Application of accounting standard for accounting changes and error corrections
With the changes and error corrections of the past to be made after the beginning of the subject fiscal year, the “Accounting Standard for Accounting Changes and Error Corrections” (ASBJ Statement No. 24 issued on December 4, 2009) and “Guidance on Accounting Standard for Accounting Changes and Error Corrections” (ASBJ Guidance No. 24 issued on December 4, 2009) have been applied.
(3)	Effect of changes in income tax rate, etc.
On December 2, 2011, “Law for Partial Amendment to the Income Tax Act, etc. for the Purpose of Creating a Taxation System Responding to Changes in Economic and Social Structures” (Law No. 114, 2011) and “Law on Special Measures for Securing Financial Resources Necessary to Implement Measures for Reconstruction following the Great East Japan Earthquake” (Law No. 117, 2011) came into force. The income tax rate was changed from the fiscal year starting from April 1, 2012. With this change in the income tax rate, income taxes – deferred has increased by ¥472 million.

Transcript of Independent Auditor’s Report on Consolidated Financial Statements

Independent Auditor’s Report

May 9, 2012
The Board of Directors
HAZAMA CORPORATION

KPMG AZSA LLC

Yutaka Sano (Seal)
Designated Limited Liability Partner
Engagement Partner
Certified Public Accountant

Hideaki Takao (Seal)
Designated Limited Liability Partner
Engagement Partner
Certified Public Accountant

We have audited the consolidated financial statements, comprising the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in net assets and the related notes  of HAZAMA CORPORATION as at March 31, 2012 and for the year from April 1, 2011 to March 31, 2012 in accordance with Article 444, Paragraph 4 of the Corporate Law.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatements, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit as independent auditor.  We conducted our audit in accordance with auditing standards generally accepted in Japan.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on our judgement, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, while the objective of the financial statement audit is not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and the results of operations of HAZAMA CORPORATION and its consolidated subsidiaries for the period, for which the consolidated financial statements were prepared, in accordance with accounting principles generally accepted in Japan.

Other Matter

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

Notes to the Reader of Independent Auditor’s Report:
The Independent Auditor’s Report herein is the English translation of the Independent Auditor’s Report as required by the Corporate Law.

Transcript of Independent Auditor’s Report on Non-Consolidated Financial Statements

Independent Auditor’s Report

May 9, 2012
The Board of Directors
HAZAMA CORPORATION

KPMG AZSA LLC

Yutaka Sano (Seal)
Designated Limited Liability Partner
Engagement Partner
Certified Public Accountant

Hideaki Takao (Seal)
Designated Limited Liability Partner
Engagement Partner
Certified Public Accountant

We have audited the financial statements, comprising the balance sheet, the statement of income, the statement of changes in net assets and the related notes, and the supplementary schedules of HAZAMA CORPORATION as at March 31, 2012 and for the year from April 1, 2011 to March 31, 2012 in accordance with Article 436, Paragraph 2, Item 1 of the Corporate Law.

Management’s Responsibility for the Financial Statements and Others

Management is responsible for the preparation and fair presentation of the financial statements and the supplementary schedules in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of financial statements and the supplementary schedules that are free from material misstatements, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements and the supplementary schedules based on our audit as independent auditor.  We conducted our audit in accordance with auditing standards generally accepted in Japan.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the supplementary schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the supplementary schedules.  The procedures selected depend on our judgement, including the assessment of the risks of material misstatement of the financial statements and the supplementary schedules, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the financial statements and the supplementary schedules in order to design audit procedures that are appropriate in the circumstances, while the objective of the financial statement audit is not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the supplementary schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements and the supplementary schedules referred to above present fairly, in all material respects, the financial position and the results of operations of HAZAMA CORPORATION for the period, for which the financial statements and the supplementary schedules were prepared, in accordance with accounting principles generally accepted in Japan.

Other Matter

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

Notes to the Reader of Independent Auditor’s Report:
The Independent Auditor’s Report herein is the English translation of the Independent Auditor’s Report as required by the Corporate Law.

Transcript of the Board of Corporate Auditors’ Audit Report

Audit Report

We, the Board of Corporate Auditors of the Company, audited the performance by Directors of their duties during the 9th fiscal year (from April 1, 2011 to March 31, 2012). We prepared this audit report through deliberation based on audit reports prepared by each Corporate Auditor, and hereby report as follows on the method and results thereof:

1.	Method and contents of audit by Corporate Auditors and the Board of Corporate Auditors
The Board of Corporate Auditors determined audit policy, assignment of audit duties, etc. for the subject fiscal year, received reports regarding state of implementation of audit and its results from each Corporate Auditor, and obtained required explanations.
Each Corporate Auditor acted in compliance with standards of audit for Corporate Auditors determined by the Board of Corporate Auditors, in accordance with the audit policy, assignment of audit duties, etc. for the subject fiscal year, communicate and exchange information with the Directors, internal audit division, and other employees to develop auditing environment, attended important meetings such as meetings of the Board of Directors, received reports or heard from the Directors, employees, etc. on matters concerning the execution of their duties, obtained required explanations, inspected important decision documents, etc., made investigation into the state of business activities and property at the head office and principal business offices of the Company. Further, we received periodical reports, obtained required explanations, and clarified opinions regarding the state of implementation and operation of the contents of the resolutions of the Board of Directors concerning the matters as listed in Article 100, Paragraph 1 and Paragraph 3 of Ordinance for Enforcement of the Corporate Law, and the status of the systems (internal control systems) established thereunder, as necessary systems to ensure that Directors to perform their duties in accordance with the laws, regulations and the Articles of Incorporation as described in this business report, and to ensure appropriateness of other operations by the stock company.
As regards to subsidiaries, we sought to communicate and exchange information with the Directors, Corporate Auditors, and others of the subsidiaries, and received reports on their business operations as necessary. Based on above methods, we examined the business report and its supporting schedules for the subject fiscal year.
Further, we monitored and examined whether the accounting auditors maintained their independence and performed their auditing duties adequately, as well as received reports from the accounting auditors on the performance status of their duties and requested explanations as necessary. We also received a notice from the accounting auditors to the effect that “structures for ensuring that duties are appropriately performed” (matters stipulated in each item under Article 131 of the Regulations of Companies’ Financial Statements) were being developed pursuant to the “Quality Management Standards for Auditing” (Business Accounting Council, October 28, 2005) and requested explanations as necessary. We examined non-consolidated financial statements (non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statement of changes in net assets and the related notes) and their supporting schedules, and consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statement of changes in net assets and the related notes) for the subject fiscal year in accordance with the foregoing method.

2.	Results of audit
(1)	Results of audit on business report etc.
We are of the opinion:
1)	that the business report and its supporting schedules fairly present the state of the Company in accordance with the laws, regulations and the Articles of Incorporation;
2)	that, in connection with the performance by Directors of their duties, no dishonest act or material fact of violation of laws, regulations or the Articles of Incorporation exists;
3)
that the contents of the resolution by the Board of Directors concerning internal control systems are appropriate. Further, there is nothing to note with respect to the performance by Directors of their duties related to said internal control systems;

(2)	Results of audit on non-consolidated financial statements and their supporting schedules
We are of the opinion that the method and results of the audit made by the accounting auditor, KPMG AZSA LLC are appropriate.

(3)	Results of audit on consolidated financial statements
We are of the opinion that the method and results of the audit made by the accounting auditor, KPMG AZSA LLC are appropriate.

May 10, 2012

Board of Corporate Auditors, HAZAMA CORPORATION
Standing Corporate Auditor (full-time)	Eiji Ishimatsu
Corporate Auditor (full-time)	Chikara Tanaka
Corporate Auditor (full-time)	Takashi Yamada
Corporate Auditor (part-time)	Kaoru Nohara

Note:	Corporate Auditors, Mr. Chikara Tanaka and Mr. Kaoru Nohara are Outside Corporate Auditors pursuant to Article 2, Item 16 and Article 335, Paragraph 3 of the Corporate Law.

To Our Shareholders,
HAZAMA CORPORATION

[Subsequent event of significance with respect to the status of the Company Group occurring after the date of the audit report of the Board of Corporate Auditors]
The merger agreement between the Company and ANDO Corporation

The Company resolved, at the meeting of the Board of Directors held on May 24, 2012, to implement a merger (hereinafter “the merger”) with ANDO Corporation (hereinafter “ANDO”) on April 1, 2013 as a target date (planned), and entered into the merger agreement on the above date.

1. Outline of the merger
(1) The merger schedule
Date of resolution by the Board of Directors	May 24, 2012
Date of the merger agreement	May 24, 2012
Record date for Extraordinary General Meeting of Shareholders and Class Meeting	June 11, 2012 (planned)
Date of Extraordinary General Meeting of Shareholders and Class Meeting	July 20, 2012 (planned)
Effective date of the merger	April 1, 2013 (planned)
(2) Method of the merger
The merger will be an absorption-type merger, designating the Company as the surviving company, while ANDO shall be the absorbed company.
(3) Content of allotment of shares in relation to the merger
	The Company (Surviving company)	ANDO (Absorbed company)
Content of allotment in relation to the merger	Common stock 1	Common stock 0.53
(4) Treatment of share subscription rights and bonds with share subscription rights associated with the merger
ANDO has not issued any share subscription rights or bonds with stock acquisition rights.
(5) Chairman/Director & Representative Directors (to be appointed)

Chairman of the Board & Representative Director	Toshio Ono
(Currently President & Representative Director of the Company)
President & Representative Director	Toshiaki Nomura
(Currently President & Representative Director of ANDO)

2. Status after the merger
New company
(1) Name of company	HAZAMA ANDO CORPORATION
(2) Location	Minato-ku, Tokyo
(3) Position and name of representative	President & Representative Director	Toshiaki Nomura
(4) Line of business	Building construction, civil engineering and real estate business
(5) Capital	¥12,000 million
(6) Fiscal year end	March 31
(7) Net assets	Undetermined (not finalized at this time)
(8) Total assets	Undetermined (not finalized at this time)